Exhibit 99.1

Mesa Offshore Trust Announces Record Date for Final Distribution

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas February 12, 2010 - On February 12, 2010, Mesa Offshore Trust (OTC BB symbol: MOSH.OB) (the “Trust”) announced that JP Morgan Chase Bank, N.A. (the “Trustee”) intends to make the first liquidating distribution of the Trust’s remaining assets to unitholders on or about March 24, 2010, absent any unforeseen circumstances.  Distributions will be made in cash to unitholders of record as of February 22, 2010.  The Trustee will also close the Trust’s unit transfer books and notify the Trust’s transfer agent to stop processing any unit transfers as of the close of business on February 22, 2010.

The Trustee will hold in reserve amounts sufficient to cover estimated expenses associated with the winding up and termination of the Trust.  Amounts remaining after the completion of the termination of the Trust, if any, will be paid to unitholders in a second liquidating distribution.

The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the assets in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701